STATE STREET BANK AND TRUST COMPANY




July 24, 2002


Janet D. Olsen
Artisan Funds, Inc.
1000 North Water Street
Suite 1770
Milwaukee, Wisconsin 53202

Dear Ms. Olsen:

Artisan Funds, Inc. (the "Fund") and State Street Bank and Trust Company (the "Transfer Agent) are parties to a Transfer Agency and Service Agreement dated as of May 1, 2001 (the "Agreement") under which the Transfer Agent, through its service provider, Boston Financial Data Services, Inc. ("Boston Financial"), performs certain transfer agency and/or recordkeeping services for the Fund. In connection with the enactment of the USA Patriot Act of 2001 and the regulations promulgated thereunder, (collectively, the "Patriot Act"), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the Patriot Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the Patriot Act and the Fund has developed and implemented a written anti-money laundering program, which is designed to satisfy the requirements of the Patriot Act, (the "Fund's Program");

WHEREAS, the Patriot Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the fund's anti-money laundering program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund's Program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows

1.    Delegation; Duties
------------------------

  1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund's Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.

  1.2 Any notification to be given to the Fund pursuant to Exhibit A, attached hereto, shall be given to any of such persons as the Fund shall have designated in a written notice to the Transfer Agent as authorized to receive such notifications, and until changed those persons shall be Jevad Aslani, Sarah A. Johnson, Janet D. Olsen, Greg K. Ramirez and Lawrence A. Totsky.

  1.3 The Transfer Agent agrees to perform such delegated duties, with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

2.    Consent to Examination
----------------------------

  2.1 In connection with the performance by the Transfer Agent of the above-delegated duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Patriot Act and that the records the Transfer Agent maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

3.    Limitation on Delegation.
-------------------------------

  3.1 The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Fund's Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the Patriot Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.    Expenses.
---------------

  4.1 In consideration of the performance of the foregoing duties, the Fund agrees to reimburse the Transfer Agent for its reasonable out-of-pocket expense associated with such additional duties. Any such expense shall be reflected as a separate item on the Fund's regular monthly invoice. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5.    Representationa and Warranties of the Transfer Agent.
-----------------------------------------------------------

  5.1 Upon execution of this letter agreement, the Transfer Agent will deliver to the Fund a certification letter from Boston Financial (in the form of Exhibit B, attached hereto).

  5.2 No party, including the Transfer Agent, Boston Financial or any affiliate or subsidiary of Boston Financial to which the performance of any transfer agency services under the Agreement have been delegated in writing under
      Section 14.1 thereof, will provide to the Fund any transfer agency services pursuant to the Agreement, until the party providing such services has provided to the Fund a letter substantially in the form set forth in Exhibit B.

  5.2 Any party providing transfer agency services to the Fund pursuant to the Agreement, including the Transfer Agent, Boston Financial or any affiliate or subsidiary of Boston Financial to which the performance of any transfer agency services under the Agreement have been delegated in writing under
      Section 14.1 thereof, will provide to the Fund an annual confirmation of compliance of the type referred to in Section 2 of Exhibit B.

6.    Miscellaneous.
--------------------

  6.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

  6.2 Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


WITNESSED BY:                       STATE STREET BANK AND TRUST COMPANY



/s/ illegible                       By:   /s/ Joseph L. Hooley
------------------------                  ------------------------------
                                    Name: Joseph L. Hooley
                                    Title: Executive Vice President



WITNESSED BY:                       ARTISAN FUNDS, INC.



/s/ Lawrence A. Trotsky             By:   /s/ Janet D. Olsen
-----------------------                   ------------------------------
Name: Lawrence A. Trotsky           Name:     Janet D. Olsen
      ------------------------            ------------------------------
Title: Chief Financial Officer      Title: General Counsel and Secretary
      ------------------------            ------------------------------

                                    Exhibit A

                                Delegated Duties
                                ----------------

With respect to the beneficial ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

     o Adhere to the Fund's third party check policies (which may change from time to time). In accordance with the Fund's current policy, reject third party checks for new accounts or for subsequent purchases within the Fund.

     o Submit all financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") database and the Securities and Exchange Commission ("SEC") Control Lists.

     o Review all maintenance transactions to shareholder registrations that occur within thirty (30) days of an account being established.

     o Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

     o Review wires transfers sent other than in accordance with banking instructions already on file for an account.

     o Review a shareholder's account for unusual activity when cumulative purchases or redemptions by the shareholder (based on social security number within the Funds) reach the $100,000 threshold that has been set on the "Unusual Activity Warning System."

     o Review accounts to identify those established by known offenders attempting fraud and once identified, freeze such accounts.

     o Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file Form 8300 as necessary.

     o  File suspicious activity reports as necessary.

In the event that the Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a suspicious activity report, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

STATE STREET BANK AND TRUST COMPANY       ARTISAN FUNDS, INC.



By:   /s/ Joseph L. Hooley                By:   /s/ Janet D. Olsen
      -------------------------                 -------------------------------
Name: Joseph L. Hooley                    Name: Janet D. Olsen
Title: Executive Vice President           Title: General Counsel and Secretary

Date: 12 Aug 02
      -------------------------

                                    EXHIBIT B
                         [Form of Certification Letter]

Artisan Funds, Inc.
1000 North Water Street
Suite 1770
Milwaukee, Wisconsin 53202

Dear Sir or Madam:

Artisan Funds, Inc. (the "Fund") and State Street Bank and Trust Company ("State Street") are parties to a Transfer Agency and Service Agreement dated as of May 1, 2001 (the "Agreement") under which State Street, through its service provider, Boston Financial Data Services, Inc. ("Boston Financial") performs transfer agency services for each of the Funds listed on Schedule A to the Agreement. At the Fund's request, we confirm the following:

1. Boston Financial understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program which satisfies the requirements of Title III of the USA PATRIOT Act.

2. Boston Financial agrees to (i) maintain an anti-money laundering program that includes: internal policies, procedures and controls reasonably designed to prevent Boston Financial from being used for money laundering or the financing of terrorist activities and to achieve compliance with the Patriot Act; a designated Boston Financial compliance officer or officers; an ongoing training program for appropriate Boston Financial employees; and an independent audit function and (ii) consistent with instruction from the Funds, with respect to the ownership of shares in the Funds for which Boston Financial maintains the applicable shareholder information, comply with all laws and regulations applicable to Boston Financial that are designed to guard against money laundering activities set out in such program. Boston Financial will provide the Fund with annual reaffirmation of compliance with this paragraph 2.

3. Boston Financial confirms that, as soon as possible, following the request from the Fund, Boston Financial will supply the Fund with copies of (i) Boston Financial's anti-money laundering policy and procedures and (ii) such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time. If Boston Financial materially amends its anti-money laundering policy and procedures, Boston Financial will provide the Fund with revised policies and procedures as soon as reasonably practicable after they become available.

4. Boston Financial's internal Audit Department audits Boston Financial regularly for compliance with anti-money laundering procedures. Boston Financial is also in the process of working with its outside accounting firm to establish a representation related to the adequacy of its anti-money laundering in Boston Financial's Statement on Auditing Standards No. 70 a copy of which is provided to the Funds annually.

5. Boston Financial also confirms that, within a reasonable time, following the Fund's request, it will supply the Fund with evidence of the due diligence work that it has carried out for particular introduced clients.

Sincerely,


By:
      ------------------------------
Name:
      ------------------------------
Title:
      ------------------------------

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